Exhibit 10.32
                     COMPENSATION OF NON-EMPLOYEE DIRECTORS

         Each of the non-employee directors of First Aviation Services Inc. (the "Company") receives an annual director's fee of $20,000, payable quarterly in cash or stock. In addition, each director receives $1,000 for attendance at meetings of the Board of Directors of the Company or committees thereof (but not more than $1,000 for all board and committee meetings that occur on the same day). Members of the Board of Directors receive reimbursement for actual expenses of attendance at meetings. All of the non-employee directors have elected to have their compensation paid in the form of Common Stock of the Company.